UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2008

CONCUR TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-25137	91-1608052
(Commission File Number)	(IRS Employer Identification No.)

18400 NE Union Hill Road, Redmond, Washington	98052
(Address of Principal Executive Offices)	(Zip Code)

(425) 702-8808

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On March 12, 2008, the Board of Directors of Concur Technologies, Inc. (“Company”) increased the size of the Board of Directors (“Board”) to nine and appointed Randall H. Talbot as a member of the Board.

Mr. Talbot is entitled to participate in the ordinary compensation arrangements for non-employee members of the Board. Members of the Board who are employees of the Company are not separately compensated for serving as members of the Board. Each outside director selects one of two available compensation arrangements. Under the first arrangement, the outside director receives a cash stipend of $90,000 per year, payable in two semi-annual installments for service during the year, and is granted 3,250 restricted stock units under the Company’s 2007 Equity Incentive Plan in March of each year. Under the second arrangement, the outside director is granted 6,500 restricted stock units under the Company’s 2007 Equity Incentive Plan in March of each year.

All directors are reimbursed for their reasonable travel expenses in attending Board and committee meetings. All restricted stock units issued to outside directors under the 2007 Equity Incentive Plan vest in four equal installments at the end of the first four anniversaries of the grant date. These restricted stock units cease to vest if the outside director ceases to provide services to the Company as a director or consultant.

The Company also enters into a standard form of indemnification agreement with each new director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONCUR TECHNOLOGIES, INC.

Date: March 18, 2008	By:	/s/ John F. Adair
John F. Adair,
Chief Financial Officer
(duly authorized officer)